For Immediate Release Wednesday, February 2, 2005

FDA DEEMS CYBERONICS’ VNS THERAPYTM SYSTEM APPROVABLE FOR CHRONIC OR RECURRENT
TREATMENT-RESISTANT DEPRESSION (TRD)

Conference Call Scheduled for Thursday, February 3 at 9:00AM EST

Q3 Sales and Earnings Likely to Beat Guidance
Q3 Earnings Release Scheduled for Tuesday, February 8
Merrill Lynch Global Healthcare Conference Presentation and Investor Dinner
Scheduled for Wednesday, February 9

HOUSTON, Texas, February 2, 2005 — Cyberonics, Inc. (NASDAQ:CYBX) today announced that the United States Food and Drug Administration (FDA) has deemed the Vagus Nerve Stimulation Therapy System (VNS Therapy) approvable as a long-term adjunctive treatment for patients over the age of 18 with chronic or recurrent treatment-resistant depression in a major depressive episode that has not responded to at least four adequate antidepressant treatments. In the approvable letter received today by Cyberonics, FDA indicated that final approval was conditional on final labeling, final protocols for a post-approval dosing optimization study and patient registry, satisfactory compliance with Quality System Regulations (QSR) and satisfactory resolution of any outstanding bioresearch monitoring issues.

Major depressive disorder is one of the most prevalent and serious illnesses in the U.S., affecting nearly 19 million Americans every year. Depression is the second leading cause of disability for the general population and the leading cause of disability for American women. Approximately 20 percent of depressed Americans, or approximately four million people, experience chronic or recurrent treatment-resistant depression that has failed to respond to multiple antidepressant treatments. If approved, the VNS Therapy System will be the first implantable device-based treatment for depression and the first treatment developed, studied and labeled specifically for patients with treatment-resistant depression.

“FDA’s timely landmark approvable decision is a major step towards providing millions of Americans suffering from chronic or recurrent treatment-resistant depression, their families, psychiatrists and payers exactly what they desperately need—an FDA-approved, informatively labeled, long-term treatment option specifically for their lifelong and life-threatening illness,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “Over six years ago, Cyberonics embarked on a seemingly impossible pioneering journey to develop the first therapy for treatment-resistant depression. Today’s approvable decision is a tribute primarily to (1) over 400 courageous Americans with treatment-resistant depression who participated in the VNS studies and testified at the Advisory Panel meeting, (2) psychiatric thought leaders like Drs. John Rush, Harold Sackeim, Mark George and Lauren Marangell who provided invaluable leadership, guidance and support over the past six years throughout the studies and approval process, (3) FDA’s Center for Devices and Radiological Health, under the leadership of Dr. Dan Schultz, who expedited the review of the PMA-Supplement Amendment submitted approximately 120 days ago, and (4) the dedicated men and women of Cyberonics who never waiver from their mission to improve the lives of people touched by chronic, treatment-resistant disorders.

“Cyberonics and FDA have already made good progress towards resolving the approvable conditions, and based on that progress, Cyberonics is building its organization to support a potential late May 2005 launch in conjunction with the annual American Psychiatric Association meeting,” continued Mr. Cummins. “Cyberonics and FDA have already agreed on the protocol synopses for the post-approval dosing study and patient registry. The full protocols will be submitted to FDA in the next several weeks. FDA is reviewing the labeling, which includes the Physician’s and Patient’s Manuals, and expects to complete that review in a timely manner. Cyberonics is aware of only one bioresearch monitoring issue and will work with FDA to resolve that issue promptly. Last but not least, Cyberonics submitted its Warning Letter responses, including a list of planned and already implemented corrective actions, on January 21 and expects to meet with the Dallas District Office in late February to resolve any remaining QSR issues.

“FDA’s approvable decision is a major step towards the transformation of VNS Therapy, Cyberonics and the neuromodulation industry,” continued Mr. Cummins. “Cyberonics’ mission is to improve the lives of people touched by medically refractory epilepsy, treatment-resistant depression and other inadequately treated chronic disorders that prove to be treatable with our patented therapy, VNS. Today, the urgent unmet medical need in treatment-resistant depression is more than ten times the unmet medical need in epilepsy. There are an estimated four million Americans who suffer from treatment-resistant depression versus some 400,000 who have medically refractory epilepsy. In epilepsy, VNS is one of many FDA-approved adjunctive treatments for medically refractory partial onset seizures, whereas in depression, if final approval occurs, VNS will be the only FDA-approved treatment specifically for chronic or recurrent treatment-resistant depression.

“Cyberonics and VNS Therapy are much better prepared to improve the lives of people touched by TRD today than they were in 1997, at the time of epilepsy approval, to improve the lives of people with medically refractory epilepsy,” continued Mr. Cummins. “Unlike the epilepsy market in 1997, today in TRD, there is considerable awareness of not only the urgent unmet medical need, but also the unique potential value of VNS as a treatment for TRD. Also unlike 1997, VNS is today a widely accepted, safe, effective and cost-effective therapy with good coverage, coding and reimbursement, whose approved use, like so many anti-epileptic drug precedents, is expanding to another indication. Last but not least, the Cyberonics of today bears little resemblance to the Cyberonics that launched the first device-based treatment in epilepsy in 1997.”

“Cyberonics expects that third quarter sales and earnings will likely beat our guidance of $25 million in sales and a net loss of $3.3 million or $0.13 per fully diluted share,” added Pamela B. Westbrook, Vice President, Finance and Administration and Chief Financial Officer. “The third quarter earnings release will occur on the morning of Tuesday, February 8. We will provide fourth quarter guidance at that time. Cyberonics’ presentation at the Merrill Lynch Global Healthcare Conference and an Investor Dinner at the Grand Hyatt Hotel in New York City will all occur on Wednesday, February 9. Our highest priority for Q4 is to prepare our organization to support a potential TRD launch in late May. As a result, depression expenses will increase and we will invest an increasing amount of our U.S. sales force’s time in depression training activities.”

CONFERENCE CALL AND WEBCAST ACCESS INFORMATION

A conference call to discuss this press release will be held at 9:00 AM EST on Thursday, February 3, 2005. To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 3860077; the leader is Pam Westbrook. A replay of the conference call will be available two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 3860077.

The conference call will be webcast live, and the webcast is open to the public. To access the webcast, please enter www.cyberonics.com/webcast. Webcast participants will need to complete a brief registration form, and in some cases, download and install the appropriate software needed to participate in the webcast. Please allow extra time before the webcast begins to complete these on-line tasks. A replay of the webcast will be available on the website www.cyberonics.com within two hours after the completion of the webcast and available for one year.

The conference call slides will be available on our website www.cyberonics.com by 8:00 AM EST on Thursday, February 3.

MERRILL LYNCH GLOBAL PHARMACEUTICAL, BIOTECHNOLOGY & MEDICAL DEVICE CONFERENCE AND INVESTOR DINNER

Cyberonics’ senior management will be attending the Merrill Lynch Global Pharmaceutical, Biotechnology and Medical Device Conference at the Grand Hyatt Hotel in New York City on February 8 – 10, 2005. Cyberonics’ presentation will occur at 3:45 PM on Wednesday, February 9. Cyberonics is hosting an invitation-only Investor Dinner from 6:00 PM to 9:00 PM on Wednesday, February 9 at the Grand Hyatt Hotel in New York City. A live webcast and replay will also be available. A press release with the webcast access information for both presentations will be issued on February 8. Dinner speakers will include Skip Cummins, Chairman of the Board and Chief Executive Officer, Dr. Richard L. Rudolph, Vice President Clinical and Medical Affairs and Chief Medical Officer, Michael A. Cheney, Vice President Marketing, Shawn P. Lunney, Vice President Market Development and Pamela B. Westbrook, Vice President Finance and Administration and Chief Financial Officer.

ABOUT DEPRESSION AND TREATMENT-RESISTANT DEPRESSION

Major Depressive Disorder (MDD) is one of the most prevalent and serious illnesses in the United States, affecting nearly 19 million Americans over the age of 18 in any given year. MDD is the second most disabling condition among the general population and the most disabling condition for women in the United States. Depression interferes with one’s ability to function, feel pleasure or maintain interest in everyday living. MDD is associated with increased mortality due to suicide and comorbid general medical conditions including heart disease and stroke. Depressed patients use twice the healthcare services as non-depressed patients. Total annual costs of depression in the U.S. exceed $80 billion including $30 billion in annual direct treatment costs. A person with depression is 35 times more likely to commit suicide than a person not experiencing depression and 15 percent of previously hospitalized depressed patients commit suicide.

Most psychiatrists define treatment-resistant depression (TRD) as a major depressive episode that has not had an adequate response to two or more adequate antidepressant treatments at appropriate dose and duration. Twenty percent of those with depression or approximately four million people suffer from TRD. For these patients, treatments including psychotherapy, antidepressant medications and electroconvulsive therapy do not work. Studies show that annual healthcare costs for patients with TRD exceed $40,000 per patient per year, approximately six times the cost of those without TRD.

ABOUT VNS THERAPY AND CYBERONICS
Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market is epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 30,000 epilepsy patients in 24 countries have accumulated over 79,000 patient years of experience using VNS Therapy. The VNS Therapy System was deemed approvable in writing by the FDA on February 2, 2005 as an adjunctive treatment for chronic treatment-resistant depression for adults over the age of 18. According to FDA’s approvable letter, final approval was conditional on final labeling, final protocols for a post-approval dosing optimization study and patient registry, satisfactory compliance with the Quality System Regulations (QSR) and satisfactory resolution of any outstanding bioresearch monitoring issues. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning obtaining final FDA approval for the TRD indication and the timing thereof, leveraging our core competencies, including the predictability, profitability, scalability and positive cash flow of our business model, to launch VNS Therapy in the TRD market, maintaining our commitment to the epilepsy market, successfully launching VNS Therapy in the TRD market, successfully developing the TRD market, becoming the neuromodulation market leader, developing VNS Therapy as a treatment for certain new indications and beating guidance for third quarter sales and earnings. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed in from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02154
Main: (281) 228-7200	Main: (781) 684-0770 ext. 6587
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com